EXHIBIT 4.1

THIS NON-NEGOTIABLE CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO BIGSTRING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $175,000	Issue Date: August 25, 2008

NON-NEGOTIABLE CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, BIGSTRING CORPORATION, a Delaware corporation (hereinafter called the “Borrower”), hereby promises to pay to Dwight Lane Capital, LLC, a limited liability company with an address of c/o TMRIB, LLC, 183 Madison Avenue, Suite #505, New York, NY 10016 (the “Holder”), without demand, the sum of One Hundred and Seventy-Five Thousand Dollars ($175,000), with compound and unpaid interest thereon, on the earlier of (i) January 26, 2009, or (ii) three (3) days after the date on which the Borrower receives the Tax Credit (as such term is defined below) (the “Maturity Date”).  This Note may be prepaid in whole or in part at any time without premium or penalty.  The following additional terms shall apply to this Non-Negotiable Convertible Promissory Note (this “Note”):

ARTICLE I

GENERAL PROVISIONS

1.1           Payment Grace Period.  The Borrower shall have a three (3) business day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of twenty-four percent (24%) per annum (the “Default Interest Rate”) shall apply to the amounts owed hereunder.  The Default Interest Rate shall also apply to the amounts owed hereunder following an uncured Event of Default (as defined in Article III below).

1.2           Origination Fee.  Within three (3) business days following the issuance date of this Note, the Borrower shall pay to the Holder a fee in the amount of Three Thousand Five Hundred Dollars ($3,500).

1.3           Interest Rate.  Interest payable on this Note shall accrue at the annual rate of twelve percent (12%) and shall compound monthly.  Accrued interest will be payable in cash on the Maturity Date, unless the Holder otherwise provides the Borrower with a Notice of

Conversion (as defined below).

1.4           Security. As security for the due performance and payment of the Borrower’s obligations under this Note, the Borrower, to the extent permitted under applicable law, hereby grants to the Holder a security interest in any and all amounts received by the Borrower as part of the State of New Jersey’s Technology Business Tax Certificate Transfer Program for the year ended December 31, 2008 (the “Tax Credit”).  Borrower warrants that upon receipt of the Tax Credit, Borrower shall apply the Tax Credit first towards the full satisfaction of the amounts due hereunder, prior to using the Tax Credit for any other purpose.

ARTICLE II

CONVERSION RIGHTS

2.1           Conversion into the Borrower’s Common Stock Upon an Event of Default.

(a)           Upon an Event of Default, the Holder shall have the right to convert the outstanding and unpaid principal portion hereof and accrued interest hereon (the date of giving of notice of conversion by the Holder being the “Conversion Date”) into fully paid and nonassessable shares of the Borrower’s common stock, par value $0.0001 per share (“Common Stock”), or any shares of capital stock of the Borrower into which such Common Stock shall hereafter be changed or reclassified, at the Conversion Price (as defined in Section 2.1(b)).  Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is attached hereto as Exhibit A (the Notice of Conversion”), the Borrower shall issue and deliver to the Holder within twenty (20) business days after the Conversion Date that number of shares of Common Stock in accordance with the foregoing.

(b)           Subject to adjustment as provided for in Section 2.1(c) hereof, the conversion price per share of Common Stock shall be at a thirty percent (30%) discount to the fifteen (15) day moving average following the reporting by the Borrower of an Event of Default on a Form 8-K (the “Conversion Price”).  In the event that the Borrower does not report the Event of Default, the Conversion Price per share of Common Stock shall be at a thirty percent (30%) discount to the moving average of any fifteen (15) day period following the Event of Default selected by the Holder.  Cash will be paid in lieu of fractional shares upon conversion.

(c)           The number and kind of shares or other securities to be issued upon conversion of this Note shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i)           Merger, Sale of Assets, etc.  If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this section shall apply to such securities of such successor or purchaser or surviving entity of the surviving corporation after any such consolidation, merger, sale or conveyance.

(ii)           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes of the Borrower’s capital stock that may be issued or outstanding, this Note, as to the unpaid principal amount hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the shares of Common Stock subject to the conversion of this Note immediately prior to such reclassification or other change.

(d)           The Borrower represents that upon issuance, the shares of Common Stock will be duly and validly issued, fully paid and non-assessable.  The Borrower agrees that the issuance of this Note shall constitute full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2           No Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of this Note, but an adjustment in cash will be made, in respect of any fraction of a share (which will be valued based on the Conversion Price) which would otherwise be issuable upon the surrender of this Note for conversion and a check in the amount of the value of such fractional share shall be delivered to the Holder.

ARTICLE III

EVENTS OF DEFAULT

The occurrence of any of the following events of default (each an “Event of Default”) shall make, at the option of the Holder, all sums of principal and accrued interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

3.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any monetary amounts due under this Note when due and such failure continues for a period of three (3) business days after the due date.  The three (3) business day period described in this Section 3.1 is the same three (3) business day period described in Section 1.1 hereof.

3.2           Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower.

3.3           Judgments.  Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $25,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of ten (10) days.

3.4           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and, if instituted against the Borrower, are not dismissed within fifteen (15) days of initiation.

3.5           Non-Payment.   A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $25,000 for more than fifteen (15) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the disputed amount.  The segregated cash funds shall not include any proceeds from the Tax Credit, unless the Note is first repaid to the Investors.

ARTICLE IV

MISCELLANEOUS

4.1           Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the third business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: BigString Corporation, 3 Harding Road, Suite E, Red Bank, New Jersey 07701, Attn: Darin M. Myman, President and Chief Executive Officer, facsimile no.: (732) 741-2842, with a copy by facsimile only to: Giordano, Halleran & Ciesla, P.C., 125 Half Mile Road, P.O. Box 190, Middletown, New Jersey 07748, Attn: Paul T. Colella, Esq., facsimile no.: (732) 224-6599, and (ii) if to the Holder, to the name and address set forth on the front page of this Note, facsimile no. (212) 687-2457.

4.3           Amendment.  No amendment or modification may be made to this Note unless in writing and signed by both the Borrower and the Holder.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4           Binding Effect; No Assignment.  This Note shall be binding upon the Borrower and its successors and shall inure to the benefit of the Holder and its heirs.  This Note shall not be assignable by the Holder.

4.5           Cost of Collection.  If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6           Governing Law.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.   Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of the Borrower for the payment of money.

4.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8           Stockholder Status.  The Holder shall not have rights as a stockholder of the Borrower with respect to this Note; provided, that the Holder will have the rights of a stockholder of the Borrower with respect to any shares of Common Stock actually received by the Holder following the delivery of a Conversion Notice to the Borrower.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by an authorized officer as of the 25th day of August, 2008.

BIGSTRING CORPORATION

By:	/s/ Darin M. Myman
Name:	Darin M. Myman
Title:	President and Chief Executive Officer

WITNESS:

/s/ Robert S. DeMeulemeester

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert the principal amount of the Non-Negotiable Convertible Promissory Note (the “Note”) issued by BigString Corporation on August ___, 2008 and the accrued but unpaid interest thereon into shares of Common Stock of BigString Corporation (the “Borrower”), according to the terms and conditions set forth in the Note, as of the date written below.

Date of Conversion:

Conversion Price:

No. of Shares To Be Delivered:

Signature:

Print Name:

Address: